InfuSystem Holdings Reports $10.9 Million of Revenue and $3.2 Million of Adjusted EBITDA for the First Quarter of 2010

MADISON HEIGHTS, MI -- (Marketwire - May 04, 2010) - InfuSystem Holdings, Inc. (OTCBB: INHI) (OTCBB: INHIW) (OTCBB: INHIU), the leading provider of ambulatory infusion pumps and associated clinical services, today announced financial results and provided a business update for the first quarter ended March 31, 2010.

Revenue for the first quarter ended March 31, 2010 was $10.9 million, a 19% improvement compared to $9.2 million for the same period in 2009. The increase in revenue was predominantly the result of continuing to drive business in new customer accounts.

Mr. Sean McDevitt, Chief Executive Officer, commented, "I am extremely pleased with the first quarter results. It is clear that the strategic decisions we made last summer are producing tangible benefits. The positive impact of the changes we made in our sales organization, coupled with an increased focus on operational improvements and execution, are generating positive results today and position us well for the future. Looking forward, we continue to remain focused on the core business, while evaluating additional growth opportunities that would leverage our penetration in oncology, our expertise in pump fleet management and billing, as well as our strong reputation for customer service."

Financial Results for the First Quarter 2010

Revenue for the first quarter ended March 31, 2010 was $10,934,000, a 19% improvement compared to $9,227,000 for the same period in 2009. The increase in revenues is primarily due to obtaining business at new customer facilities, as well as deeper penetration at existing facilities. Operating income for the first quarter of 2010 was $1,492,000, an 18% improvement compared to $1,261,000 for the same period in 2009. The increase in operating income was primarily due to higher revenues and lower stock-based compensation expense, partially offset by higher provision for doubtful accounts. The increase in provision for doubtful accounts compared to the year ago period is related to a small increase in the mix of billings directly to patients, as compared to billings to third-party payors, as well as a slight decrease in the amount expected to be collected from patients. The net loss for the first quarter of 2010 was ($12,000) or $0.00 per diluted share, compared to net loss of ($2,507,000) or ($0.14) per diluted share, for the same period in 2009. The net income for the first quarter of 2010 included a ($389,000) loss on derivative financial instruments, which was predominantly attributable to the successful exchange of 73% of the Company's warrants, compared to a ($2,642,000) loss on derivative financial instruments in the first quarter of 2009.

Adjusted EBITDA for the first quarter ended March 31, 2010 was $3,220,000, a 12% improvement compared to $2,868,000 for the same period in 2009. The increase in EBITDA for the first quarter of 2010 was primarily due to higher revenues, partially offset by higher provision for doubtful accounts. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and excludes gain (loss) on derivative financial instruments and stock-based compensation, and other non-recurring charges. Adjusted EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles in the United States ("GAAP"). The Company believes the presentation of Adjusted EBITDA is a relevant and useful measure to assist a reader's ability to understand the Company's operating performance. The Company's management likewise utilizes Adjusted EBITDA as a means to measure its operating performance. Reconciliation from Adjusted EBITDA, a non-GAAP measure, to net income can be found in the appendix.

Total cash and cash equivalents were $7,718,000 at the end of the first quarter, compared to $7,750,000 at the end of 2009. As of March 31, 2010, InfuSystem had $23,760,000 of debt outstanding, compared to $24,141,000 at year end 2009.

Conference Call

The company will host an investor conference call today at 5:00 p.m. ET to discuss its financial results for the first quarter 2010. The investor conference call will be available via live webcast on InfuSystem's website at www.infusystem.com in the Investors section. To participate by telephone, the dial-in number is (888) 256-1027. The access code is 7124623. Investors are advised to dial into the call at least ten minutes prior to the call to register. A replay of the call can be accessed by dialing (888) 203-1112, confirmation number 7124623. An online archive of the conference call will remain on the Company's website for at least 90 days after the call.

About InfuSystem Holdings, Inc.

InfuSystem is the leading supplier of infusion services to oncologists and other outpatient treatment settings. The Company provides pole mounted and ambulatory pumps, supplies and related clinical, biomedical and billing services to practices and patients, nationwide. The Company's unique suite of services appeals to practices, patients and payors by improving access to clinically necessary medical equipment, while driving down costs and maximizing clinical outcomes.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks detailed from time to time in InfuSystem's publicly filed documents.

(Tables follow)

                         INFUSYSTEM HOLDINGS, INC.
                        CONSOLIDATED BALANCE SHEETS

                                                     March 31, December 31,
 (in thousands, except share data)                     2010        2009
                                                    ----------- -----------
ASSETS
Current Assets:
  Cash and cash equivalents                         $     7,718 $     7,750
  Accounts receivable, less allowance for doubtful
   accounts of $2,156 and $1,842 at March 31, 2010
   and December 31, 2009, respectively                    6,516       5,517
  Inventory                                                 651         925
  Prepaid expenses and other current assets                 609         395
  Deferred income taxes                                     125         125
                                                    ----------- -----------
   Total Current Assets                                  15,619      14,712
Property & equipment, net                                12,720      13,499
Deferred debt issuance costs, net                           673         781
Goodwill                                                 56,580      56,580
Intangible assets, net                                   29,068      28,911
Other assets                                                214         207
                                                    ----------- -----------
  Total Assets                                      $   114,874 $   114,690
                                                    =========== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                  $     1,337 $     1,306
  Other current liabilities                               1,713       1,573
  Derivative liabilities                                  1,043       2,670
  Current portion of long-term debt; March 31, 2010
   and December 31, 2009 include $5,337 and $4,928
   payable to Kimberly-Clark (I-Flow), respectively       6,047       5,501
                                                    ----------- -----------
   Total Current Liabilities                             10,140      11,050
Long-term debt, net of current portion; March 31,
 2010 and December 31, 2009 include $15,531 and
 $16,757 payable to Kimberly-Clark (I-Flow),
 respectively                                            17,713      18,640
Deferred income taxes                                     3,314       3,314
Other liabilities                                           138         221
                                                    ----------- -----------
  Total Liabilities                                 $    31,305 $    33,225
                                                    ----------- -----------
Stockholders' Equity
Preferred stock, $.0001 par value: authorized
  1,000,000 shares; none issued                               -           -
Common stock, $.0001 par value; authorized
 200,000,000 shares; issued and outstanding
 19,764,635 and 18,734,144, respectively                      2           2
Additional paid-in capital                               83,526      81,410
Retained earnings                                            41          53
                                                    ----------- -----------
Total Stockholders' Equity                               83,569      81,465
                                                    ----------- -----------
  Total Liabilities and Stockholders' Equity        $   114,874 $   114,690
                                                    =========== ===========

                        INFUSYSTEM HOLDINGS, INC.
                  CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      Three Months Ended
                                                           March 31
                                                    ----------------------
(in thousands, except per share data)                  2010        2009
                                                    ----------  ----------
Net revenues                                        $   10,934  $    9,227

Operating expenses:
  Cost of Revenues -- Product and supply costs           1,675       1,270
  Cost of Revenues -- Pump depreciation and
   disposals                                             1,139         840
  Provision for doubtful accounts                        1,393         969
  Amortization of intangibles                              487         457
  Selling and marketing                                  1,442       1,320
  General and administrative                             3,306       3,110
                                                    ----------  ----------
     Total Operating Expenses                            9,442       7,966
                                                    ----------  ----------
Operating income                                         1,492       1,261
Other loss:
  Loss on derivatives                                     (389)     (2,642)
  Interest expense                                        (805)       (986)
                                                    ----------  ----------
     Total other loss                                   (1,194)     (3,628)
                                                    ----------  ----------

Income (loss) before income taxes                          298      (2,367)
Income tax expense                                        (310)       (140)
                                                    ----------  ----------
  Net loss                                                 (12)     (2,507)
                                                    ----------  ----------

Net loss per share:
      Basic & Diluted                                     0.00       (0.14)
Weighted average shares outstanding:
      Basic & Diluted                               18,903,611  18,531,838

                        INFUSYSTEM HOLDINGS, INC.
                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      Three Months Ended
                                                           March 31
 (in thousands)                                        2010        2009
                                                    ----------  ----------
OPERATING ACTIVITIES
 Net Loss                                           $      (12) $   (2,507)
 Adjustments to reconcile net loss to net cash
  provided by operating activities:
   Loss on derivatives                                     389       2,642
   Provision for doubtful accounts                       1,393         969
   Depreciation and loss on disposal of pumps            1,206         981
   Amortization of intangible assets                       487         457
   Amortization of deferred debt issuance costs            107         143
   Stock-based compensation                                100         278
 Changes in assets and liabilities:
   Increase in current accounts receivable, net of
    provision                                           (2,392)     (1,437)
   Decrease (increase) in other current assets              60        (391)
   Increase in other assets                                 (7)
   Increase in accounts payable and other
    liabilities                                            132         134
                                                    ----------  ----------
 NET CASH PROVIDED BY OPERATING ACTIVITIES               1,463       1,269
                                                    ----------  ----------

INVESTING ACTIVITIES
  Capital expenditures                                    (537)       (586)
  Proceeds from sale of property                             -           1
                                                    ----------  ----------
 NET CASH USED IN INVESTING ACTIVITIES                    (537)       (585)
                                                    ----------  ----------

FINANCING ACTIVITIES
  Principal payments on term loan                         (818)       (818)
  Principal payments on capital lease obligations         (140)        (21)
                                                    ----------  ----------
NET CASH USED IN FINANCING ACTIVITIES                     (958)       (839)
                                                    ----------  ----------

 Net change in cash and cash equivalents                   (32)       (155)
 Cash and cash equivalents, beginning of period          7,750      11,513
                                                    ----------  ----------
 Cash and cash equivalents, end of period                7,718      11,358
                                                    ----------  ----------

                         INFUSYSTEM HOLDINGS, INC.
                            GAAP RECONCILIATION

Reconciliation from Net Income to Adjusted EBITDA:

                                        Three Months Ended
      (in thousands)                         March 31
                                    --------------------------
                                        2010          2009
                                    ------------  ------------
      Net Income                    $        (12) $     (2,507)
      Adjustments:
       Interest expense                      805           986
       Income tax expense                    310           140
       Depreciation                        1,141           872
       Amortization                          487           457
                                    ------------  ------------
      EBITDA                        $      2,731  $        (52)
                                    ------------  ------------
      Adjustments:
       Loss on derivatives                   389         2,642
       Stock based compensation              100           278
                                    ------------  ------------
      Adj. EBITDA                   $      3,220  $      2,868
                                    ============  ============

Sean Whelan
CFO
InfuSystem
(248) 291-1210

Investor Contacts:
Asher Dewhurst
Bob East
Westwicke Partners
Infusystem@westwicke.com
Tel: (443) 213-0500